NEWS RELEASE

FIRST BANK SYSTEM

601 Second Avenue South
Minneapolis, MN 55402-4302



Contact:   John Danielson       Wendy Raway          Bill Bartkowski
           Investor Relations   Media Relations      Exec. Vice President
           First Bank System    First Bank System    Metropolitan Financial
           (612) 973-2261       (612) 973-2429       (612) 399-6000

           FIRST BANK SYSTEM AND METROPOLITAN FINANCIAL CORPORATION
                             SIGN LETTER OF INTENT

MINNEAPOLIS, July 1, 1994 - First Bank System, Inc. (NYSE: FBS) today announced that it had signed a letter of intent to acquire Minneapolis-based Metropolitan Financial Corporation (NYSE: MFC). As of March 31, 1994, Metropolitan Financial had approximately $8 billion in assets, $5.7 billion in deposits and operated 211 offices principally in North Dakota, Minnesota, Nebraska, Iowa, Kansas, South Dakota, Wisconsin, and Wyoming. Subject to the completion of a due diligence process and the execution of a definitive purchase agreement, FBS would exchange between .6803 and .7347 shares of First Bank System common stock for each common share of Metropolitan, which would result in a price of approximately $25 to $27 per share for Metropolitan shareholders. The acquisition also is subject to shareholder and regulatory approvals. The companies expect the transaction to close in the first quarter of 1995. First Bank said it expects the acquisition to be accretive to earnings in the first year of operation.



                                                            More...

FBS and Metropolitan Sign Letter of Intent -2

     First Bank System chairman, president, and chief executive officer John F. Grundhofer said, "The Metropolitan Financial franchise is a great strategic fit with First Bank System's markets and customer focus. Metropolitan has a customer relationship with over 300,000 households. We are excited about the opportunity to offer these customers our full array of financial products, including our investment products, debit and credit cards, ATMs, home equity and revolving credit lines." Grundhofer noted that Metropolitan had done an excellent job in growing home equity and other consumer loans.
     "In addition to the benefits to customers, the acquisition will enable First Bank to further leverage its technology investments and acquisition integration experience," Grundhofer concluded.
     Norman M. Jones chairman and chief executive officer of Metropolitan Financial said, "We believe this transaction is in the best interests of our shareholders. The combination of these two premier financial services companies will result in expanded products and services for our customers and new opportunities for our employees."
     The acquisition would add the states of Nebraska, Iowa, Kansas, and Wyoming to First Bank System's service area and expand its existing presence in Minnesota, North Dakota, South Dakota, and Wisconsin. First Bank said that the acquisition will add to its existing leading market share in the Minneapolis/ St. Paul area and will result in the combined company having the leading market share in the Bismarck, N.D., Fargo, N.D., Hibbing, Minn. and Grand Forks, N.D. areas. It also significantly increases First Bank's presence in Rapid City, S.D., St. Cloud, Minn. and Sioux Falls, S.D. and provides First Bank with a large market share in four new major markets: Cheyenne, Wyo.; Des Moines, Iowa; Lincoln, Neb.; and Omaha, Neb.

                                                              More...

FBS and Metropolitan Sign Letter of Intent -3

First Bank System is a regional bank holding company headquartered in Minneapolis with assets of $26.5 billion. The company provides complete financial services to individuals and institutions through nine banks and other financial services companies with more than 215 offices primarily in Minnesota, Colorado, Illinois, Montana, North Dakota, South Dakota, and Wisconsin.

Metropolitan Financial Corporation is a regional financial services holding company headquartered in Minneapolis. Metropolitan Federal Bank, fsb, the company's full service consumer savings bank, operates more than 211 offices primarily in North Dakota, Minnesota, Iowa, Nebraska, Kansas, Wyoming, South Dakota, and Wisconsin. MFC provides real estate brokerage services in Minnesota and Wisconsin through its Edina Realty, Inc. subsidiary with 59 locations. The company's Equity Title Services subsidiary offers title closing services with eight offices in Minnesota and Wisconsin.

                                     -30-